Exhibit 99.1

For Investors	For Media
Salli Schwartz	Brad Lotterman
Salli.Schwartz@resmed.com	Brad.lotterman@resmed.com
investorrelations@resmed.com	news@resmed.com

Resmed Chief Financial Officer Brett Sandercock to Retire;

Aaron Bloomer Appointed as Successor

SAN DIEGO, April 30, 2026 (GLOBE NEWSWIRE) — Resmed (NYSE: RMD, ASX: RMD), the leading health technology company focused on sleep, breathing and care delivered in the home, today announced that Brett Sandercock, Chief Financial Officer, plans to retire effective May 4, 2026. After conducting a comprehensive search, Aaron Bloomer has been appointed as his successor.

“After 27 years with Resmed, including 20 as CFO, Brett leaves an outstanding legacy of disciplined leadership and trusted partnership,” said Mick Farrell, Chairman and CEO of Resmed. “Brett’s leadership has helped guide Resmed through significant growth and transformation while keeping a clear focus on long-term value creation and our goal to improve more than 500 million lives. On behalf of the Board and the entire Resmed team, I thank Brett for his exceptional contributions and wish him all the best in his well-earned retirement.”

Aaron Bloomer joins Resmed from Exact Sciences, a global leader in cancer diagnostics recently acquired by Abbott, where he served as Chief Financial Officer.

Aaron brings more than 17 years of global finance and operating leadership experience, with a strong track record of driving growth, operational discipline and shareholder value creation. At Exact Sciences, he helped shape and execute a new strategic plan that delivered strong revenue growth, significant margin expansion and substantial increases in free cash flow. Aaron also strengthened capital allocation frameworks and supported strategic M&A, as well as new product launches to expand the company’s portfolio.

Previously, Aaron held senior finance leadership roles at Baxter International and 3M. Across these roles, he drove operational rigor, improved financial performance, drove transformations and led strategic initiatives including portfolio management, acquisitions and divestitures. During his more than a decade-long tenure at 3M, he served in a variety of roles including Senior Vice President of Financial Planning and Analysis, as a regional CFO based in China and a global divisional CFO based in Japan.

“Aaron is a proven financial leader with deep experience driving operational discipline, strategic growth and global financial performance. He stood out as a star during the selection process with his intelligence and experience in growth businesses,” Mick Farrell said. “We look forward to the leadership and broad perspective Aaron will bring as we continue to execute on our 2030 strategy, scale our business and drive sustainable long-term growth.”

“I’m honored to join Resmed at such an exciting time in its journey,” said Aaron Bloomer. “Resmed’s leadership in digital health and its vision to create a world where every person can achieve their full potential through better sleep and breathing, with care delivered in their own home, resonates with me. I look forward to working with the team to build on its strong foundation and support continued growth and value creation.”

Brett Sandercock will serve as an advisor to the CEO through the end of calendar year 2027.

Resmed reported results for its third quarter fiscal year 2026 today and is reiterating its outlook for fiscal year 2026, including gross margin in the range of 62-63%, SG&A expenses in the range of 19-20%, R&D expenses in the range of 6-7% and effective tax rate in the range of 21-23%.

About Resmed

Resmed (NYSE: RMD, ASX: RMD) creates life-changing health technologies that people love. We’re relentlessly committed to pioneering innovative technology to empower millions of people in 140 countries to live happier, healthier lives. Our AI-powered digital health solutions, cloud-connected devices and intelligent software make home healthcare more personalized, accessible and effective. Ultimately, Resmed envisions a world where every person can achieve their full potential through better sleep and breathing, with care delivered in their own home. Learn more about how we’re redefining sleep health at Resmed.com and follow @Resmed.